EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 7, 2004, accompanying the consolidated financial statements and schedules of Encore Credit Corp. and Subsidiaries for the nine months ended September 30, 2004, and for the years ended December 31, 2003 and 2002, and for the period from October 18, 2001 (inception) to December 31, 2001 which is included in this Registration Statement on Form S-11 (the “Registration Statement”). We consent to the inclusion in this Registration Statement of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/    GRANT THORNTON LLP

Irvine, California

January 20, 2005